Exhibit No. 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS FIRST QUARTER FISCAL 2020 RESULTS

•	Net sales increased 8% year-over-year to $1.4 billion

•	Strong demand and sustained high metal margin in Americas Mills segment; Americas Fabrication segment contributed meaningfully to profitability

•	GAAP earnings per diluted share from continuing operations increased to $0.69, compared with $0.16 in the prior year

•	Earnings from continuing operations increased 326% year-over-year to $82.8 million

•	Core EBITDA of $174.4 million and adjusted earnings from continuing operations of $0.73 per share increased year-over-year by 78% and 109%, respectively

•	Reduced total debt by $51.5 million during the first quarter

Irving, TX - January 6, 2020 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal first quarter ended November 30, 2019. First quarter earnings from continuing operations were $82.8 million, or $0.69 per diluted share, on net sales of $1.4 billion, compared to prior year period earnings from continuing operations of $19.4 million, or $0.16 per diluted share, on net sales of $1.3 billion. Net sales increased 8% on a year-over-year basis driven by the Company's growth strategy and strong fundamentals in its core markets.

As a result of ongoing network optimization efforts, a decision was made to cease melting operations at our Rancho Cucamonga, CA facility, which resulted in a net after tax charge of $5.0 million. Excluding these expenses, adjusted earnings from continuing operations were $87.8 million, or $0.73 per diluted share, as detailed in the non-GAAP reconciliation on page 12. This represents a 109% increase compared to adjusted earnings from continuing operations of $0.35 per diluted share for the three months ended November 30, 2018.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, commented, "The first quarter marked the best financial performance from our strategically repositioned portfolio of operations. This milestone reflects the continued health of the U.S. non-residential construction sector, which contributed to strong performances in our Americas Mills and Fabrication segments. We believe the metal margin performance seen over recent quarters highlights the stability of CMC's rebar and long product offerings compared to the broader steel market."

"Strong earnings and working capital management during the quarter allowed us to further de-lever our balance sheet. Over the past 12 months, we have made debt repayments of $173.8 million."

(CMC First Quarter Fiscal 2020 - Page 2)

The Company's liquidity position as of November 30, 2019 remained strong, with cash and cash equivalents of $224.8 million and availability under the Company's credit and accounts receivable facilities of $659.9 million.

On January 2, 2020, the board of directors of CMC declared a quarterly dividend of $0.12 per share of CMC common stock payable to stockholders of record on January 15, 2020. The dividend will be paid on January 30, 2020, and marks 221 consecutive quarterly dividend payments.

Business Segments - Fiscal First Quarter 2020 Review
Our Americas Recycling segment recorded adjusted EBITDA of $3.4 million for the first quarter of fiscal 2020 compared to adjusted EBITDA of $15.4 million for the prior year quarter. The decrease reflected a challenging price environment in which average ferrous prices decreased by 33% on a year-over-year basis. Low prices also reduced material flows during the quarter.

    Our Americas Mills segment recorded adjusted EBITDA of $155.0 million for the first quarter of fiscal 2020, an increase of 36% compared to adjusted EBITDA of $113.9 million for the first quarter of fiscal 2019. Volumes increased 42% compared to the prior year period, primarily due to additional production from acquired facilities. Metal margins expanded $10 per ton year-over-year, as a reduction in scrap costs more than offset a $71 per ton decline in average selling prices. Results in the first quarter also benefited from the achievement of our lowest conversion costs since the November 5, 2018 acquisition.

Our Americas Fabrication segment recorded adjusted EBITDA of $17.5 million for the first quarter of fiscal 2020, marking a significant improvement from an adjusted EBITDA loss of $37.0 million for the first quarter of fiscal 2019. As in prior quarters, first quarter adjusted EBITDA did not include the benefit of the purchase accounting adjustment related to amortization of the acquired unfavorable contract backlog reserve of $8.3 million. Average selling price of $976 per ton in the first quarter of fiscal 2020 increased $108 per ton, or 12%, compared to the prior year period. The increase in average selling price, as well as declining rebar input costs, resulted in a strong increase in margins compared to recent quarters. Current rebar bidding activity is healthy, and our backlog is priced at levels that we expect to be profitable when shipped.

Our International Mill segment in Poland recorded adjusted EBITDA of $11.4 million for the first quarter of fiscal 2020, compared to adjusted EBITDA of $32.8 million for the comparable prior year quarter. Safeguard trade measures have thus far been ineffective in deterring a surge of imported product into Europe, resulting in a compression of metal margins during the quarter. Shipment volumes declined on a year-over-year basis, primarily due to the absence of opportunistic billets sales that were made during the first quarter of fiscal 2019. Conditions within the Polish construction sector remain healthy and demand for rebar continues to be strong. Despite lower

(CMC First Quarter Fiscal 2020 - Page 3)

shipment volumes during the quarter, our Polish operations successfully reduced conversion costs compared to the year-ago period.

Our Corporate and Other segment recorded an adjusted EBITDA loss of $27.5 million for the first quarter of fiscal 2020 compared to an adjusted EBITDA loss of $59.6 million for the prior year quarter. The current quarter loss did not include any acquisition costs and other legal expenses, while the first quarter of fiscal 2019 included $28.0 million of acquisition costs and other legal expenses. Excluding these costs, our Corporate and Other costs still declined year-over-year, and we believe, are generally reflective of normalized levels going forward.

Outlook
"We expect construction and infrastructure demand to remain resilient," said Ms. Smith. "Customer sentiment and our own fabrication backlog both point to a strong outlook for activity, though our second quarter will be impacted by typical seasonality related to holidays and winter weather conditions affecting construction activity.”

"We anticipate metal margin will remain above the historical cycle average, but will experience a decline from first quarter levels. We expect our progress in optimizing our expanded domestic mill network during the first quarter will yield benefits going forward. We anticipate Fabrication will remain profitable, while Recycling should see some benefit from the recent rebound in ferrous scrap prices. We expect challenges to remain for our Polish operations until the current overhang of imports to the European Union unwinds."

Conference Call
CMC invites you to listen to a live broadcast of its first quarter fiscal 2020 conference call today, Monday, January 6, 2020, at 11:00 a.m. ET. Barbara Smith, Chairman of the Board of Directors, President, and Chief Executive Officer, and Paul Lawrence, Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under “Investors”.

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of facilities that includes seven electric arc furnace ("EAF") mini mills, two EAF micro mills, two rerolling mills, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Forward-Looking Statements

(CMC First Quarter Fiscal 2020 - Page 4)

This news release contains or incorporates by reference a number of "forward-looking statements" within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies provided by our recent acquisitions, demand for our products, steel margins, the ability to operate our mills at full capacity, future supplies of raw materials and energy for our operations, share repurchases, legal proceedings, the undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the effects of the Acquisition and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements.

Our forward-looking statements are based on management's expectations and beliefs as of the time this news release is filed with the SEC or, with respect to any document incorporated by reference, as of the time such document was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in Part I, Item 1A, Risk Factors, of the 2019 Form 10-K as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our fabrication contracts due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate, and integrate acquisitions and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; failure to retain key management and employees of the Acquired Businesses; issues or delays in the successful integration of the Acquired Businesses’ operations, systems and personnel with those of the Company,

(CMC First Quarter Fiscal 2020 - Page 5)

including the inability to substantially increase utilization of the Acquired Businesses' steel mini mills, and incurring or experiencing unanticipated costs and/or delays or difficulties; unfavorable reaction to the acquisition of the Acquired Businesses by customers, competitors, suppliers and employees; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, including trade measures, political uncertainties and military conflicts; availability and pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; new and clarifying guidance with regard to interpretation of certain provisions of the Tax Cuts and Jobs Act that could impact our assessment; and increased costs related to health care reform legislation.

(CMC First Quarter Fiscal 2020 - Page 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)

	Three Months Ended
(in thousands, except per ton amounts)	11/30/2019	8/31/2019	5/31/2019	2/28/2019	11/30/2018
Americas Recycling
Net sales	$222,261	268,447	289,015	287,075	302,009
Adjusted EBITDA	$3,417	4,235	12,331	10,124	15,434
Tons shipped (in thousands)
Ferrous	492	559	597	570	579
Nonferrous	57	61	60	59	63
Total tons shipped	549	620	657	629	642
Average selling price (per ton)
Ferrous	$182	217	252	266	273
Nonferrous	$1,983	1,998	2,047	1,998	1,982

Americas Mills
Net sales	$768,893	824,809	866,903	774,709	601,853
Adjusted EBITDA	$155,025	160,832	158,114	112,396	113,873
Tons shipped
Rebar	881	897	913	773	530
Merchant & Other	325	319	323	322	317
Total tons shipped	1,206	1,216	1,236	1,095	847
Average price (per ton)
Total selling price	$611	645	670	677	682
Cost of ferrous scrap utilized	$226	246	284	303	307
Metal margin	$385	399	386	374	375

Americas Fabrication
Net sales	$571,847	622,385	633,047	530,836	437,111
Adjusted EBITDA	$17,481	(13,151)	(23,289)	(49,578)	(36,996)
Tons shipped (in thousands)	413	448	469	396	319
Total selling price (per ton)	$976	963	925	845	868

International Mill
Net sales	$165,389	205,461	209,365	175,198	227,024
Adjusted EBITDA	$11,359	22,666	24,120	20,537	32,779
Tons shipped
Rebar	122	151	126	66	80
Merchant & Other	216	237	250	238	312
Total tons shipped	338	388	376	304	392
Average price (per ton)
Total selling price	$461	500	524	545	547
Cost of ferrous scrap utilized	$244	265	288	301	295
Metal margin	$217	235	236	244	252

(CMC First Quarter Fiscal 2020 - Page 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)

(in thousands)	Three Months Ended
Net sales	11/30/2019	8/31/2019	5/31/2019	2/28/2019	11/30/2018
Americas Recycling	$222,261	$268,447	$289,015	$287,075	$302,009
Americas Mills	768,893	824,809	866,903	774,709	601,853
Americas Fabrication	571,847	622,385	633,047	530,836	437,111
International Mill	165,389	205,461	209,365	175,198	227,024
Corporate and Other	(343,682)	(378,097)	(392,458)	(365,035)	(290,655)
Total Net Sales	$1,384,708	$1,543,005	$1,605,872	$1,402,783	$1,277,342

Adjusted EBITDA from continuing operations
Americas Recycling	$3,417	$4,235	$12,331	$10,124	$15,434
Americas Mills	155,025	160,832	158,114	112,396	113,873
Americas Fabrication	17,481	(13,151)	(23,289)	(49,578)	(36,996)
International Mill	11,359	22,666	24,120	20,537	32,779
Corporate and Other	(27,477)	(29,337)	(27,305)	(24,146)	(59,554)

(CMC First Quarter Fiscal 2020 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended November 30,
(in thousands, except share data)	2019	2018
Net sales	$1,384,708	$1,277,342
Costs and expenses:
Cost of goods sold	1,146,514	1,118,433
Selling, general and administrative expenses	111,529	117,217
Interest expense	16,578	16,663
	1,274,621	1,252,313

Earnings from continuing operations before income taxes	110,087	25,029
Income taxes	27,332	5,609
Earnings from continuing operations	82,755	19,420

Earnings from discontinued operations before income taxes	895	457
Income taxes	302	135
Earnings from discontinued operations	593	322

Net earnings	$83,348	$19,742

Basic earnings per share*
Earnings from continuing operations	$0.70	$0.17
Earnings from discontinued operations	0.01	—
Net earnings	$0.70	$0.17

Diluted earnings per share*
Earnings from continuing operations	$0.69	$0.16
Earnings from discontinued operations	—	—
Net earnings	$0.70	$0.17

Average basic shares outstanding	118,370,191	117,387,038
Average diluted shares outstanding	119,773,538	118,682,473
*Earnings Per Share ("EPS") is calculated independently for each component and may not sum to Net EPS due to rounding

(CMC First Quarter Fiscal 2020 - Page 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)	November 30, 2019	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$224,797	$192,461
Accounts receivable (less allowance for doubtful accounts of $8,348 and $8,403)	961,458	1,016,088
Inventories, net	649,681	692,368
Other current assets	178,647	179,088
Total current assets	2,014,583	2,080,005
Property, plant and equipment, net	1,504,308	1,500,971
Goodwill	64,178	64,138
Other noncurrent assets	225,282	113,657
Total assets	$3,808,351	$3,758,771
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$243,857	$288,005
Accrued expenses and other payables	317,455	353,786
Acquired unfavorable contract backlog	26,935	35,360
Current maturities of long-term debt and short-term borrowings	13,717	17,439
Total current liabilities	601,964	694,590
Deferred income taxes	107,069	79,290
Other noncurrent liabilities	218,178	133,620
Long-term debt	1,179,443	1,227,214
Total liabilities	2,106,654	2,134,714
Stockholders' equity	1,701,501	1,623,861
Stockholders' equity attributable to noncontrolling interests	196	196
Total stockholders' equity	1,701,697	1,624,057
Total liabilities and stockholders' equity	$3,808,351	$3,758,771

(CMC First Quarter Fiscal 2020 - Page 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended November 30,
(in thousands)	2019	2018
Cash flows from (used by) operating activities:
Net earnings	$83,348	$19,742
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	40,947	35,182
Deferred income taxes	27,939	(352)
Amortization of acquired unfavorable contract backlog	(8,331)	(11,332)
Stock-based compensation	8,269	4,217
Net gain on disposals of subsidiaries, assets and other	(6,733)	(1,271)
Other	1,175	45
Changes in operating assets and liabilities	(196)	(36,333)
Beneficial interest in securitized accounts receivable	—	(367,521)
Net cash flows from (used by) operating activities	146,418	(357,623)

Cash flows from (used by) investing activities:
Capital expenditures	(45,559)	(37,914)
Proceeds from the sale of property, plant and equipment	9,651	1,953
Proceeds from insurance, sale of discontinued operations and other	784	5,798
Acquisitions, net of cash acquired	—	(694,802)
Beneficial interest in securitized accounts receivable	—	367,521
Net cash flows used by investing activities:	(35,124)	(357,444)

Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt	—	180,000
Repayments of long-term debt	(53,298)	(7,175)
Proceeds from accounts receivable programs	27,050	33,439
Repayments under accounts receivable programs	(31,057)	(45,586)
Dividends	(14,238)	(14,116)
Stock issued under incentive and purchase plans, net of forfeitures	(7,817)	(6,220)
Net cash flows from (used by) financing activities	(79,360)	140,342
Effect of exchange rate changes on cash	196	(353)
Increase (decrease) in cash, restricted cash and cash equivalents	32,130	(575,078)
Cash, restricted cash and cash equivalents at beginning of period	193,729	632,615
Cash, restricted cash and cash equivalents at end of period	$225,859	$57,537

Supplemental information:	Three Months Ended November 30,
(in thousands)	2019	2018
Cash and cash equivalents	$224,797	$52,352
Restricted cash	1,062	5,185
Total cash, restricted cash and cash equivalents	$225,859	$57,537

(CMC First Quarter Fiscal 2020 - Page 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Core EBITDA from Continuing Operations is a non-GAAP financial measure. Core EBITDA from continuing operations is the sum of earnings (loss) from continuing operations before interest expense and income taxes (benefit). It also excludes recurring non-cash charges for depreciation and amortization, asset impairments, and equity compensation. Core EBITDA from continuing operations also excludes certain material acquisition and integration related costs and other legal fees, amortization of acquired unfavorable contract backlog, facility closure costs and purchase accounting adjustments to inventory. Core EBITDA from continuing operations should not be considered an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that Core EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, Core EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Core EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

A reconciliation of earnings from continuing operations to Core EBITDA from continuing operations is provided below:

	Three Months Ended
(in thousands)	11/30/2019	8/31/2019	5/31/2019	2/28/2019	11/30/2018
Earnings from continuing operations	$82,755	$85,880	$78,551	$14,928	$19,420
Interest expense	16,578	17,702	18,513	18,495	16,663
Income taxes	27,332	16,826	29,105	18,141	5,609
Depreciation and amortization	40,941	41,051	41,181	41,245	35,176
Asset impairments	530	369	15	—	—
Non-cash equity compensation	8,269	7,758	7,342	5,791	4,215
Facility closure	6,339	—	—	—	—
Acquisition and integration related costs and other	—	6,177	2,336	5,475	27,970
Amortization of acquired unfavorable contract backlog	(8,331)	(16,582)	(23,394)	(23,476)	(11,332)
Purchase accounting effect on inventory	—	—	—	10,315	—
Core EBITDA from continuing operations	$174,413	$159,181	$153,649	$90,914	$97,721
*Net of interest, taxes, depreciation and amortization, impairments, and non-cash equity compensation.

(CMC First Quarter Fiscal 2020 - Page 12)

Adjusted earnings from continuing operations is a non-GAAP financial measure that is equal to earnings (loss) from continuing operations before certain acquisition and integration related and costs and other legal expenses, facility closure costs, and purchase accounting adjustments to inventory, including the estimated income tax effects thereof. Additionally, we adjust adjusted earnings from continuing operations for the effects of the Tax Cuts and Jobs Act ("TCJA"). Adjusted earnings from continuing operations should not be considered as an alternative to earnings from continuing operations or any other performance measure derived in accordance with GAAP. However, we believe that adjusted earnings from continuing operations provides relevant and useful information to investors as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted earnings from continuing operations to evaluate our financial performance. Adjusted earnings from continuing operations may be inconsistent with similar measures presented by other companies. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended
(in thousands)	11/30/2019	8/31/2019	5/31/2019	2/28/2019	11/30/2018
Earnings from continuing operations	$82,755	$85,880	$78,551	$14,928	$19,420
Facility closure	6,339	—	—	—	—
Acquisition and integration related costs and other	—	6,177	2,336	5,475	27,970
Purchase accounting effect on inventory	—	—	—	10,315	—
Total adjustments (pre-tax)	$6,339	$6,177	$2,336	$15,790	$27,970

Tax impact
TCJA impact	$—	$—	$—	$7,550	$—
Related tax effects on adjustments	(1,331)	(1,297)	(490)	(3,316)	(5,874)
Total tax impact	(1,331)	(1,297)	(490)	4,234	(5,874)
Adjusted earnings from continuing operations	$87,763	$90,760	$80,397	$34,952	$41,516

Adjusted earnings from continuing operations per diluted share	$0.73	$0.76	$0.67	$0.29	$0.35

Media Contact:
Susan Gerber
214.689.4300